EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra
AVP, Investor Relation & Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FOURTH QUARTER & FULL YEAR 2012 RESULTS

NASHVILLE, Tenn. (February 26, 2013)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning, talent management, and research solutions for healthcare organizations, announced today results for the fourth quarter and full year ended December 31, 2012.

Highlights:

Fourth Quarter

•	Revenues of $27.8 million in the fourth quarter of 2012, up 27% from revenues of $21.9 million in the fourth quarter of 2011

•	Operating income of $3.3 million in the fourth quarter of 2012, up 12% from operating income of $3.0 million in the fourth quarter of 2011

•	Net income of $1.8 million in both the fourth quarter of 2012 and 2011, up 2% over the prior year quarter, and earnings per share (EPS) of $0.07 per share (diluted) for both the fourth quarter of 2012 and 2011

•	Adjusted EBITDA[1] of $5.5 million in the fourth quarter of 2012, up 17% from $4.7 million in the fourth quarter of 2011

•	Launch of post-acute care market strategy, expanding market opportunity for core talent management products

Full Year

•	Revenues for 2012 of $103.7 million, up 26% from revenues of $82.1 million in 2011

•	Operating income of $13.5 million in 2012, up 19% from operating income of $11.3 million in 2011

•	Net income of $7.6 million in 2012, up 10% from net income of $6.9 million for 2011, and EPS of $0.28 per share (diluted) for 2012, compared to EPS of $0.29 per share (diluted) for 2011

•	Adjusted EBITDA[1] of $21.2 million for 2012, up 21% from $17.5 million for 2011

•	2,937,000 healthcare professional subscribers fully implemented on our Internet-based learning network at December 31, 2012, up 14% from 2,572,000 at December 31, 2011

Financial Results:
Fourth Quarter 2012 Compared to Fourth Quarter 2011
Revenues for the fourth quarter of 2012 increased $5.9 million, or 27 percent, to $27.8 million, compared to $21.9 million for the fourth quarter of 2011.

[1]	Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income is included in this release.

Revenues from HealthStream Learning & Talent Management increased by $5.3 million, or 33 percent, when compared to the fourth quarter of 2011. Revenues from our Internet-based subscription products increased by approximately $5.0 million, or 34 percent, over the prior year quarter due to a higher number of subscribers and more courseware consumption by subscribers. Revenues from project-based services decreased $291,000 from the prior year quarter. Revenues from SimVentures, our collaborative arrangement with Laerdal Medical A/S, increased by $128,000, or 36 percent, over the prior year fourth quarter to $483,000.

Revenues from HealthStream Research increased by $654,000, or 11 percent, when compared to the fourth quarter of 2011. Revenues from Patient Insights™ surveys—a survey research product that generates recurring revenues—increased by $594,000, or 13 percent, when compared to the fourth quarter of 2011. Revenues from other surveys, which are conducted on annual or bi-annual cycles, increased by approximately $60,000, or four percent, when compared to the fourth quarter of 2011.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue balances as part of “fair value” accounting as defined by GAAP. During the fourth quarter of 2012, HealthStream reported a $403,000 reduction to GAAP revenues and a corresponding $403,000 reduction to operating income and $218,000 reduction to net income as a result of deferred revenue write-downs for the Decision Critical and Sy.Med Development (“Sy.Med”) acquisitions in July and October of 2012, respectively. The table reconciling GAAP to non-GAAP financial measures included in this release shows the impact of beginning balance deferred revenue write-downs on financial results.

Operating income for the fourth quarter of 2012 increased by 12 percent to $3.3 million, compared to $3.0 million for the fourth quarter of 2011, primarily resulting from the strong revenue growth. Operating expense increases included higher royalties, sales commissions, travel, personnel additions, depreciation, business taxes, and other general expenses. During the fourth quarter of 2012, we incurred approximately $435,000 of expenses associated with our mergers and acquisitions and business development pipeline. For the full-year 2012, we incurred approximately $678,000 of expenses for these activities.

Net income for both the fourth quarter of 2012 and 2011 was $1.8 million. Earnings per share were $0.07 per share (diluted) for both the fourth quarter of 2012 and 2011.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) increased by 17 percent to $5.5 million for the fourth quarter of 2012, compared to $4.7 million for the fourth quarter of 2011.

At December 31, 2012, the Company had cash and marketable securities of $93.3 million. Capital expenditures totaled $2.5 million for the fourth quarter and $8.8 million for the full-year of 2012.

Full Year 2012 Compared to Full Year 2011
For 2012, revenues were $103.7 million, an increase of 26 percent over revenues of $82.1 million in 2011. Operating income for 2012 improved by 19 percent to $13.5 million, compared to $11.3 million for 2011. Net income for 2012 increased by 10 percent to $7.6 million, compared to $6.9 million for 2011. Earnings per share for 2012 were $0.28 per share (diluted), compared to $0.29 per share (diluted) for 2011.

Other Business Updates
At December 31, 2012, approximately 2,937,000 healthcare professionals were fully implemented to use our Internet-based HLC for training and education. This number is up from approximately 2,572,000 fully implemented users at December 31, 2011. The total number of contracted subscribers at December 31, 2012 was approximately 3,099,000, up from approximately 2,749,000 at December 31, 2011. “Contracted subscribers” include both the 2,937,000 subscribers already implemented and the 162,000 subscribers in the process of implementation.

Based on the number of subscribers, our renewal rate was 92 percent in the fourth quarter of 2012. Our renewal rate for the number of subscribers reflects the number of subscribers that were up for renewal in the quarter that chose to renew plus the addition of new subscribers on these accounts, compared to previously contracted amounts—which means that the renewal rate can exceed 100 percent. The renewal rate based on subscribers for the fourth quarter of 2012 compares to a renewal rate of 101 percent during the fourth quarter of 2011.

Based on contract value, our renewal rate was 96 percent in the fourth quarter of 2012. Our renewal rate for contract value reflects any pricing adjustment that may occur at renewal along with increases in contract value due to the addition of new subscribers, compared to previously contracted amounts—which means that the renewal rate can exceed 100 percent. Our calculation of this renewal rate includes only the base subscriptions to our platform; it does not include add-on products or content purchased prior to or at the time of renewal. The renewal rate based on contract value for the fourth quarter of 2012 compares to a renewal rate of 110 percent during the fourth quarter of 2011.

For the trailing four quarters ended December 31, 2012, customers representing approximately 99 percent of subscribers that were up for renewal did renew during the trailing four quarter period, while our renewal rate based on the annual contract value was approximately 100 percent. The trailing four quarter renewal measurements are calculated on the same basis as the quarter results.

During the fourth quarter and full-year 2012, the Company continued to expand its customer base for two of our talent management product offerings, the HealthStream Performance Center™ (HPC) and the HealthStream Competency Center™(HCC). The rate of new contracts signed more than doubled from last quarter. In addition, a large healthcare system concluded a successful pilot of the HCC and began adoption in the fourth quarter. We are working to build on this momentum to establish our talent management product offering as the frontrunner in the marketplace.

During the fourth quarter of 2012, HealthStream was fully certified as a 2013 CAHPS Patient-Centered Medical Home (PCMH) Survey Vendor by the National Committee for Quality Assurance (NCQA). HealthStream is one of 22 vendors certified for 2013. NCQA vendor certification enables the Company to support medical practices and provider groups that are seeking NCQA’s PCMH Recognition program and/or NCQA’s Distinction in Patient Experience Reporting designation. Practices use NCQA-certified vendors to identify eligible patients, survey patients, and report results to NCQA.

In October of 2012, HealthStream advanced its talent management strategy by adding an innovative credentialing application gained through the acquisition of Sy.Med Development, Inc. As a leading developer of credentialing related software products, Sy.Med serves a broad set of healthcare clients, which includes over 115 hospitals and integrated delivery networks, among others, who, in turn, use our application for approximately 234,000 physicians and healthcare professionals.

Post-acute Care Strategy Launched
In the first quarter of 2013, the Company launched its strategy to offer our learning and talent management suite of solutions to the post-acute care market. Initially, we are focusing on long-term care facilities and home healthcare agencies, which, collectively, represent approximately three million healthcare professionals. Coupled with the five million healthcare professionals working in our acute-care market space, the Company’s target market increases to a workforce of approximately eight million.

To pursue our post-acute care strategy, we are building a team dedicated to this vertical. To that end, we have posted several initial positions on our website to recruit personnel in the areas of leadership, market development, sales, and marketing. (For more details about these positions, go to http://healthstream.force.com/careers on the Internet.) To execute our strategy, we will be creating an eco-system of technology and content partnerships applicable to this market—similar to what we have built in the acute-care space.

The post-acute care vertical market expands HealthStream’s target market. According to the American Health Care Association (AHCA), there are over 60,000 long-term care facilities in the U.S., which include approximately 16,000 nursing facilities, 6,000 intermediate care facilities, and 40,000 assisted living facilities—where, collectively, approximately two million healthcare professionals are employed. According to the National Association for Home Care and Hospice (NAHCH), there are approximately 11,000 Medicare-certified home health agencies in the U.S., where approximately one million healthcare professionals are employed. Both long-term care facilities and home health agencies are anticipated to grow in number in the coming years to meet the healthcare needs of an aging population in the U.S. The percentage of the population that is 65+ years old at the current time is 13 percent. This percentage is forecasted to increase to approximately 20 percent of the U.S. population by 2030, according to the AHCA.

Capital Allocation Strategy for 2013
At year-end 2012, we had $93.3 million in cash and marketable securities, along with an untapped line of credit of $20 million. We plan to continue to incur expenses to actively pursue our capital allocation strategy in the following areas, among others.

Mergers and Acquisitions: We have been actively evaluating a range of business development initiatives, including potential mergers and acquisitions—and we anticipate continued expenses in this effort in 2013. During 2012, we estimate our expenses in these activities were approximately $678,000, of which $435,000 was incurred in the fourth quarter of 2012. The successful acquisitions of Decision Critical and Sy.Med Development are included in this estimate. The remaining expense is for other opportunities—some that remain active and some that are no longer being considered.

Joint Ventures and Partnerships: Through our collaborative arrangement with Laerdal Medical, SimVentures, we intend to continue to invest in the development and marketing of our SimCenter™ suite of products, which includes our new application for managing simulation-based training, SimManager,that was launched in 2012. Results from the fourth quarter of 2012 marked the seventh consecutive quarter that SimVentures has been cash flow positive and top-line revenues have grown. During 2013, we may also invest in other joint ventures and/or partnerships to develop new solutions, products, or services.

Product Innovation and Integration: We are making a wide range of improvements and adding new capabilities across our existing platform. In 2013, we expect to further invest in the integration and enhancement of our new products and capabilities gained through our recent acquisitions. For example, we are rebuilding our patented Portfolio tools—gained from our acquisition of Decision Critical—in our platform.

Financial Outlook for 2013
Complementing our 2013 investment strategies is anticipated continued strong revenue growth—fueled largely by core expansion. We expect consolidated revenues to grow between 20 to 22 percent over full-year 2012. This growth includes the expected contributions from the two acquisitions we closed during 2012, Decision Critical and Sy.Med. We anticipate revenue growth in the Learning & Talent Management segment to be in the 24 to 26 percent range and the Research segment’s revenues to increase approximately eight to 10 percent. The foregoing estimates do not include, however, the impact from any other transactions that we may complete during 2013.

We expect that our investments in 2013 will take the form of both operating expenses and capital expenditures across the range of items discussed above, among other opportunities. Accordingly, we anticipate that the Company’s 2013 full-year operating income will be approximately 6 to 10 percent over full-year 2012. This operating income range includes our estimated costs of entry into the post-acute care market and the impact of our other 2013 capital allocation strategies.

We anticipate that our 2013 capital expenditures will be between $9 million and $10 million.

We expect our effective tax rate to be approximately 42 to 44 percent for the full-year of 2013.

“2012 was an outstanding year for HealthStream,” said Robert A. Frist, Jr., chief executive officer of HealthStream. “Compared to the prior year, revenues increased 26 percent, operating income grew 19 percent, and net income increased 10 percent. Moreover, we contracted over 350,000 new subscribers to the HealthStream Learning Center™ in 2012, which is an increase of 17 percent above the prior year.”

“We are excited to expand our services beyond the hospital market into the post-acute care market, which, when combined with the acute care hospital segment, brings our market opportunity to a base of approximately eight million healthcare professionals,” said Frist. “Going forward, we are well capitalized for making strategic investments in 2013 that we believe will deliver significant value to our customers that, in turn, position us for long-term growth. I look forward to reporting continued progress throughout 2013 as we execute our business strategy and strive to deliver superior results for all of our stakeholders.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, associate vice president of investor relations and corporate communications, will be held on Wednesday, February 27, 2013 at 9:00 a.m. (EDT). To listen to the conference, please dial 877-647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #99802770) for U.S. and Canadian callers and 404-537-3406 (conference ID #99802770) for international callers.

Use of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Recently the Company has acquired several businesses whose net tangible assets include deferred revenue. In accordance with GAAP reporting requirements, the Company may record a write down of deferred revenue to fair value as defined in GAAP. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue. In order to provide more accurate trends and comparisons of the Company’s revenues, operating income, and net income, management believes that adding back the deferred revenue write-down associated with fair value accounting for acquired businesses provides a better indication of the ongoing performance of the Company. Both on a quarterly and year-to-date basis, the revenue for the acquired contracts is deferred and typically recognized over a one-year period, so our US GAAP revenues for the one-year period after the acquisition will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value.

These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with US GAAP and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliations of our GAAP to non-GAAP financial measures, which are set forth below in this release.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of software-as-a-service (SaaS) solutions are used by, collectively, approximately three million healthcare employees in the U.S. for training & learning management, talent management, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has additional offices in Laurel, Maryland, Austin, Texas, and Brentwood, Tennessee. For more information, visit http://www.healthstream.com or call 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues	$27,838	$21,891	$103,732	$82,066
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	11,112	8,443	41,658	31,066
Product development	2,282	1,829	8,610	7,473
Sales and marketing	5,255	4,343	19,892	16,017
Other general and administrative	3,961	2,751	13,452	10,760
Depreciation and amortization	1,882	1,544	6,661	5,412

Total operating expenses	24,492	18,910	90,273	70,728
Operating income	3,346	2,981	13,459	11,338
Other income (expense)	31	2	118	10

Income before income taxes	3,377	2,983	13,577	11,348
Income tax provision	1,556	1,191	5,932	4,404

Net income	$1,821	$1,792	$7,645	$6,944

Net income per share:
Net income per share, basic	$0.07	$0.08	$0.29	$0.31

Net income per share, diluted	$0.07	$0.07	$0.28	$0.29

Weighted average shares outstanding:
Basic	26,212	23,776	26,128	22,445

Diluted	27,600	25,176	27,507	23,748

HealthStream, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	Unaudited
	December 31,	December 31,
	2012	2011(1)
ASSETS
Current assets:
Cash and cash equivalents	$41,365	$76,904
Marketable securities – short term	51,952	6,552
Accounts and unbilled receivables, net	16,511	17,330
Prepaid and other current assets	6,004	5,213
Deferred tax assets, current	2,459	5,080

Total current assets	118,291	111,079
Marketable securities – long term	—	5,996
Capitalized software development, net	9,732	7,940
Property and equipment, net	7,820	6,087
Goodwill and intangible assets, net	38,104	23,104
Other assets	581	31

Total assets	$174,528	$154,237

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$11,886	$9,689
Deferred revenue	23,146	22,759

Total current liabilities	35,032	32,448
Deferred tax liabilities, non-current	6,474	323
Other long-term liabilities	826	551

Total liabilities	42,332	33,322
Shareholders’ equity:
Common stock	158,020	154,409
Comprehensive income (loss)	18	(7)
Accumulated deficit	(25,842)	(33,487)

Total shareholders’ equity	132,196	120,915

Total liabilities and shareholders’ equity	$174,528	$154,237

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2011.

HealthStream, Inc.
Condensed Consolidated Statement of Cash Flows
(In thousands)

	Year Ended
	December 31,	December 31,
	2012	2011
Operating activities:
Net income	$7,645	$6,944
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,661	5,412
Deferred income taxes	5,601	4,048
Share-based compensation	1,136	788
Excess tax benefits from equity awards	(111)	(21)
Provision for doubtful accounts	120	50
Changes in assets and liabilities:
Accounts and unbilled receivables	1,227	(4,997)
Prepaid and other assets	(159)	(251)
Accounts payable, accrued and other liabilities	592	1,764
Deferred revenue	(198)	6,018

Net cash provided by operating activities	22,514	19,755

Investing activities:
Acquisitions, net of cash acquired	(9,901)	—
Changes in marketable securities	(40,101)	(6,928)
Changes in other investments	(234)	—
Purchases of property and equipment	(4,316)	(4,115)
Payments associated with capitalized software development	(4,435)	(6,065)

Net cash used in investing activities	(58,987)	(17,108)

Financing activities:
Proceeds from issuance of common stock	—	55,131
Proceeds from exercise of stock options	823	1,242
Excess tax benefits from equity awards	111	21
Payments on capital leases and note payable	—	(5)

Net cash provided by financing activities	934	56,389

Net (decrease) increase in cash and cash equivalents	(35,539)	59,036
Cash and cash equivalents at beginning of period	76,904	17,868

Cash and cash equivalents at end of period	$41,365	$76,904

Reconciliation of GAAP to Non-GAAP Financial Measures(1)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
GAAP net income	$1,821	$1,792	$7,645	$6,944
Interest income	(58)	(15)	(181)	(51)
Interest expense	10	13	48	48
Income tax provision	1,556	1,191	5,932	4,404
Share-based compensation expense	299	191	1,136	788
Depreciation and amortization	1,882	1,544	6,661	5,412

Adjusted EBITDA	$5,510	$4,716	$21,241	$17,545

GAAP revenues	$27,838	$21,891	$103,732	$82,066
Add: deferred revenue write-down	403	—	490	—

Non-GAAP revenues	$28,241	$21,891	$104,222	$82,066

GAAP operating income	$3,346	$2,981	$13,459	$11,338
Add: deferred revenue write-down	403	—	490	—

Non-GAAP operating income	$3,749	$2,981	$13,949	$11,338

GAAP net income	$1,821	$1,792	$7,645	$6,944
Add: deferred revenue write-down, net of tax	218	—	276	—

Non-GAAP net income	$2,039	$1,792	$7,921	$6,944

(1) This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2013 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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